EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-144636) pertaining to the Insulet Corporation 2000 Stock Option and Incentive Plan, Insulet Corporation 2007 Stock Option and Incentive Plan and the Insulet Corporation 2007 Employee Stock Purchase Plan of Insulet Corporation of our report dated March 11, 2008, with respect to the consolidated financial statements of Insulet Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 17, 2008